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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer and Chief Financial Officer (949)509-4440

DOWNEY FINANCIAL CORP. ANNOUNCES THIRTEEN
MONTH SELECTED FINANCIAL DATA

        Newport Beach, California – November 16, 2004 – Downey Financial Corp. (NYSE: DSL) today released monthly selected financial data for the thirteen months ended October 31, 2004.

        During October, the following two transactions occurred (both of which we previously disclosed):

  We transferred approximately $1 billion of adjustable rate residential one-to-four unit loans from loans held for investment to loans held for sale, to reflect our agreement to sell these loans in November on a servicing released basis. These loans are seasoned and tied to the 12-month moving average of annual yields on actively traded U.S. Treasury securities adjusted to a constant maturity of one year (“MTA”) that we expect to replace with higher yielding adjustable rate product. While this sale may temporarily result in assets growing more slowly than the growth in our retained earnings, we expect to achieve asset growth more in line with the growth of our retained earnings, to include the replacement of the MTA loans being sold, before the end of the first quarter of 2005. Initially, the sale will reduce our net interest income until the loans are replaced. However, we expect a breakeven point for the lost net interest income to occur within approximately six months after the sale date, when considering the expected 2004 fourth quarter gain from this sale. After that, overall profits should be enhanced from the higher yielding loans.

  The decline in the category of cash, investment securities and FHLB stock was primarily due to our sale of $248 million of securities purchased as a partial economic hedge of our mortgage servicing rights. During October, we entered into a definitive agreement to sell in November approximately 80% of our mortgage servicing rights. Due to the reduced risk of earnings volatility from the sale of the mortgage servicing rights, we sold the partial economic hedge.

        Downey Financial Corp. is the parent company of Downey Savings and Loan Association, F.A., with assets of $15.9 billion and 167 branches throughout California and three in Arizona.

        Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Table of Contents

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES
Monthly Selected Financial Data (Unaudited)

	Oct. 31,	Sep. 30,	Aug. 31,	Jul. 31,	Jun. 30,	May 31,	Apr. 30,	Mar. 31,	Feb. 29,	Jan. 31,	Dec. 31,	Nov. 30,	Oct. 31,
(Dollars in Thousands)	2004	2004	2004	2004	2004	2004	2004	2004	2004	2004	2003	2003	2003

Balance sheet summary
Total assets	$15,875,054	$15,639,464	$15,230,593	$14,722,398	$14,222,347	$13,469,747	$13,279,872	$13,525,129	$12,028,524	$11,760,289	$11,645,980	$11,348,579	$11,302,269
Loans receivable held for investment	12,661,820	13,411,146	12,935,889	12,517,148	12,309,935	11,953,295	11,501,984	11,064,686	10,609,898	10,389,725	10,116,519	9,754,117	9,648,154
Loans held for sale, at lower of cost or fair value	1,977,140	845,913	859,695	893,939	661,481	268,018	473,621	529,085	350,909	196,231	279,657	316,517	374,732
MBS available for sale, at fair value	313	315	317	319	321	323	325	327	329	331	334	1,264	1,538
Cash, investment securities and FHLB stock	788,124	1,048,979	1,127,900	990,002	924,943	912,531	968,300	1,114,585	751,800	856,312	926,603	953,209	965,156
Deposits	9,684,261	9,551,333	9,453,724	9,265,419	8,948,238	8,873,389	8,925,205	8,817,173	8,574,472	8,378,974	8,293,758	8,388,866	8,514,067
FHLB advances and other borrowings	4,698,051	4,670,604	4,274,277	4,069,379	3,795,775	3,346,798	3,088,420	2,935,401	2,231,099	2,162,305	2,129,311	1,706,917	1,565,622
Senior notes	197,898	197,886	197,873	197,937	198,179	-	-	-	-	-	-	-	-
Junior subordinated debentures (a)	-	-	-	-	123,711	123,711	123,711	123,711	123,711	123,711	123,711	123,711	123,711
Non-performing assets as a % of total assets	0.24%	0.25%	0.26%	0.26%	0.28%	0.33%	0.35%	0.40%	0.48%	0.42%	0.42%	0.49%	0.50%
Loan activity for the month ended
Loans for investment portfolio:
Originations and purchases:
Residential one-to-four units	$ 488,268	$ 704,104	$ 649,596	$ 486,924	$ 668,376	$ 770,690	$ 745,995	$ 738,829	$ 460,152	$ 531,489	$ 660,303	$ 382,889	$ 410,141
Residential one-to-four units – subprime	74,821	80,264	80,449	71,535	85,820	55,114	63,754	72,110	46,609	53,826	62,773	31,879	26,467
All other	42,445	49,791	56,844	55,434	64,721	82,060	53,236	51,896	28,401	45,094	59,420	34,692	51,063
Repayments	(372,449)	(360,602)	(359,596)	(403,109)	(456,983)	(422,795)	(414,562)	(396,939)	(317,712)	(349,642)	(403,098)	(336,092)	(466,420)
Loans for sale:
Originations and purchases	839,470	595,990	690,118	768,524	638,047	227,134	414,027	452,967	315,943	158,867	267,608	263,787	357,749
Sales	(699,849)	(607,335)	(726,306)	(537,585)	(245,405)	(433,859)	(459,765)	(274,641)	(161,512)	(242,593)	(302,077)	(322,390)	(316,966)
Mortgage loans serviced for others
Total	$11,038,703	$10,568,339	$10,169,574	$9,635,124	$9,279,359	$9,269,270	$9,141,600	$9,167,834	$9,276,207	$9,353,202	$9,313,948	$9,241,228	$9,132,863
With capitalized mortgage servicing rights: (b)
Amount	9,924,548	10,075,028	10,130,863	9,595,335	9,242,641	9,225,547	9,096,452	9,126,444	9,226,052	9,302,028	9,268,308	9,193,686	9,080,795
Weighted average interest rate	5.52%	5.52%	5.43%	5.50%	5.61%	5.63%	5.68%	5.73%	5.76%	5.77%	5.79%	5.81%	5.84%
Interest rate spread data (c)
Weighted average yield:
Loans and MBS	4.54%	4.46%	4.43%	4.41%	4.37%	4.43%	4.43%	4.51%	4.56%	4.60%	4.61%	4.75%	4.85%
Investment securities and FHLB stock	3.86	3.94	3.88	3.80	3.78	3.61	3.64	3.50	3.20	3.19	3.19	3.14	3.04

Interest-earning assets yield	4.51	4.43	4.39	4.37	4.34	4.39	4.38	4.43	4.49	4.50	4.51	4.63	4.71

Weighted average cost:
Deposits	1.81	1.80	1.77	1.72	1.65	1.57	1.55	1.56	1.56	1.54	1.52	1.57	1.59
FHLB advances and other borrowings (d)	2.38	2.28	2.16	2.07	1.97	1.95	2.09	2.11	2.98	3.04	3.08	3.56	3.79
Senior notes	6.50	6.50	6.50	6.50	6.50	-	-	-	-	-	-	-	-
Junior subordinated debentures (a)	-	-	-	-	10.00	10.00	10.00	10.00	10.00	10.00	10.00	10.00	10.00

Combined funds cost	2.06	2.02	1.96	1.89	1.90	1.76	1.77	1.78	1.94	1.94	1.94	2.01	2.03

Interest rate spread	2.45%	2.41%	2.43%	2.48%	2.44%	2.63%	2.61%	2.65%	2.55%	2.56%	2.57%	2.62%	2.68%

(a)  On July 23, 2004, we redeemed the junior subordinated debentures before their maturity.
(b)  Excludes loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(c)  Reflects month end contractual yields and costs and excludes adjustments for non-accrual loans, net deferred costs to originate loans and the amortization of premiums and discounts.
(d)  Included since March 2004 is the impact of permitted interest rate swap hedges against a portion of our FHLB advances. The swap notional amounts total $430 million of receive-fixed, pay-3-month Libor variable interest.